Exhibit 99.1

Cost Plus, Inc. Agrees To Settle California Employee Overtime Litigation

Oakland, CA – October 3, 2002- Cost Plus, Inc. (Nasdaq: CPWM) announced today that it has reached an agreement to settle all claims related to a lawsuit entitled Barry, et al, v. Cost Plus, Inc. that was filed on September 17, 2001. The settlement is subject to court approval. As previously disclosed, the purported class action suit alleges the Company improperly classified certain California-based employees as “exempt” from overtime pay. Although the agreement prevents the Company and plaintiffs from disclosing the specific terms of the settlement, the Company indicated it will take a charge of approximately $2.1 million in addition to amounts already accrued. The additional charge will reduce third quarter earnings per share by approximately $0.06. The court is expected to review the settlement in November 2002.

While the Company denies the allegations underlying the suit, it has agreed to the settlement to avoid the cost, distraction and uncertainty associated with protracted litigation during the all-important fall and Holiday selling seasons. The suit is one of many similar suits filed against retailers with operations in California.

Cost Plus, Inc. is a leading specialty retailer of casual home furnishings and entertaining products. As of October 3, 2002, the Company operated 169 stores in 23 states.

Contact:
Cost Plus, Inc.
Murray Dashe, (510) 893-7300
John Luttrell, (510) 893-7300 ext. 3119